EXHIBIT 99.1
QUMU FILES FORM 10-Q FOR SECOND QUARTER ENDED JUNE 30, 2014 INCLUDING UPDATED RESULTS FROM DISCONTINUED OPERATIONS

Minneapolis, MN---August 11, 2014---Qumu Corporation (NASDAQ: QUMU) today filed its Form 10-Q for the second quarter ended June 30, 2014. The second quarter financial statements published in the Form 10-Q include expenses recorded in discontinued operations related to the sale of the Rimage disc publishing business that were triggered in July upon the closing of the disc publishing transaction. These expenses were previously anticipated to be recognized in the third quarter ending September 30, 2014, the same quarter in which the disc publishing transaction closed. The total amount of these additional expenses now recorded in the second quarter was $1.4 million. As a result of the recording of these expenses in the second quarter versus the third quarter, the net income from discontinued operations for the second quarter was $0.9 million versus $2.2 million reported in the Company’s second quarter earnings announcement issued on July 30, 2014. In addition, for the first half of 2014, the net income from discontinued operations was $4.3 million versus $5.6 million reported in the July 30 press release. On a consolidated basis, including both continuing and discontinued operations, the second quarter 2014 net loss was $4.8 million or ($0.55) per share versus the $3.4 million, or ($0.39) per share net loss reported in the July 30 press release and the six month net loss was $8.7 million, or ($1.00) per share versus the $7.4 million, or ($0.85) per share net loss reported in the press release. On the balance sheet, current liabilities for discontinued operations as of June 30, 2014 increased from $12.4 million to $13.7 million to reflect the accrual of these disc publishing closing expenses. These changes are reflected in the Form 10-Q filed today. The information on Qumu’s continuing operations and financial guidance provided in the press release issued on July 30 remain materially unchanged.
Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, future product mix or the timing of recognition of revenue, the demand for the Company’s products or software, the effect of changes in technology, the development and marketing of new products, risks related to Qumu’s ability to operate its retained software business following the sale of the disc publishing business on July 1, 2014; and the challenges associated with transitioning the software business and disc publishing business to separate, stand alone operations following the sale. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.
About Qumu
Qumu Corporation (QUMU) provides the tools businesses need to create, manage, secure, distribute and measure the success of their videos. Qumu's innovative solutions release the power in video to engage and empower employees, partners and clients. Qumu helps thousands of organizations around the world realize the greatest possible value from video and other rich content they create and publish. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.
Investor Contacts:
James Stewart, CFO
Qumu Corporation
952/683-7878

Doug Sherk
EVC Group
415/652-9100